Exbihit 19.1

Insider Trading and Reporting Policy
Approved by the board on November 12, 2024

Summary:

Perpetua Resources is committed to complying with all applicable laws and regulations.  The Insider Trading and Reporting Policy highlights the reporting obligations and trading restrictions imposed on insiders by relevant securities legislation.  It discusses the implementation of blackout periods, trading prohibitions, as well as insider reporting requirements as determined by securities legislation.  All employees and others with access to confidential information need to understand their legal obligations in respect of such information as set out in this policy.

Insider Trading and Reporting Policy	Perpetua Resources

PURPOSE OF THE POLICY

The purpose of this Policy is to summarize the insider trading restrictions to which all directors, officers, employees, and advisory board members of Perpetua Resources Corp. (“Perpetua Resources” or the “Corporation”),and those consultants or contractors designated by the Chief Financial Officer (collectively, the “Covered Persons”) are subject under applicable U.S. and Canadian securities laws, and to set forth a policy governing investments in securities of the Corporation which is consistent with such laws. The “securities” of the Corporation includes common shares, options and any other securities that the Corporation may issue, such as preferred stock, notes, bonds and convertible securities, as well as any derivative securities relating to any of the Corporation’s securities, whether or not issued by the Corporation.

This Policy is not intended to discourage investment in the Corporation’s securities.  Rather, it is intended to highlight the obligations and the restrictions imposed on insiders by relevant securities legislation.

A.	SUMMARY OF LEGISLATION

Securities laws prohibit:

1.

purchasing or selling (“trading” in) the Corporation’s shares with the knowledge of a non-public material fact, non-public material information or a non-public material change concerning the Corporation; and

2.

unless explicitly permitted and authorized by law, informing (or “tipping”), other than when necessary in the course of business, another person or corporation of a non-public material fact, non-public material information or a non-public material change concerning the Corporation.

These prohibitions apply even after you have terminated your relationship with the Corporation.

A material change to the business or affairs of the Corporation or a material fact is one which would reasonably be expected to have an effect on the market price or value of any securities of a public issuer.  A material change is specifically defined to include any decision by a board of directors to implement a material change, as well as any decision made to implement such a change by senior management, if Board approval is probable.  Under U.S. securities laws, material information also includes any matters to which there is substantial likelihood that a reasonable investor would attach importance in making investment decisions. Such matters would include but are not limited to:

•	a pending or proposed merger, acquisition or tender offer;
•	a pending or proposed acquisition or disposition of a significant asset;
•	a pending or proposed joint venture;
•	a restructuring of the Corporation;
•	significant related party transactions;

Insider Trading and Reporting Policy	Perpetua Resources

•	the declaration of a stock split, or an offering of additional securities;
•	bank borrowings or other financing transactions out of the ordinary course;
•	the establishment of a repurchase program for securities of the Corporation;
•	major marketing changes;
•	a change in management;
•	a change in auditors or notification that the auditor’s reports may no longer be relied upon;
•	a significant development at the Stibnite Gold Project;
•	pending or threatened significant litigation, or the resolution of such litigation;
•	impending bankruptcy or the existence of severe liquidity problems;
•

a significant cybersecurity incident, such as a data breach, or any other significant disruption in the Corporation’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or

•	the imposition of an event-specific restriction on trading in securities of the Corporation or the securities of another company or the extension or termination of such restriction.

U.S. insider trading prohibitions come into play only when you possess information that is material and “non-public.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” under U.S. securities laws, the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Corporation, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Non-public information may include:

•	information available to a select group of analysts or brokers or institutional investors;
•	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
•

information that has been entrusted to the Corporation on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

Insider Trading and Reporting Policy	Perpetua Resources

While the penalties for a breach of this trading prohibition vary among jurisdictions under Canadian law, a breach may render you personally liable to prosecution and, upon conviction, to a fine not exceeding one million dollars or two years in jail, or both.  Further, you may be subject to civil actions at the instance of security holders, the companies whose securities were traded, and securities regulators.  Penalties under U.S. law can be even more severe and can include civil and criminal penalties for the Corporation and its supervisory personnel, if they fail to take appropriate steps to prevent insider trading. A person who violates U.S. insider trading laws can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided. In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees, and the Securities and Exchange Commission has imposed large penalties even when the tipper did not profit from the transaction. Employees who violate this Policy may also be subject to disciplinary action by the Corporation, including dismissal for cause. This Policy also applies to, and you are responsible for ensuring compliance with this Policy by, any member of your family that lives with you or whose transactions in securities are subject to your influence or control, your spouse and any other person living with you.  Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight.  As a practical matter, before engaging in any transactions you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

B.	TRADING PROHIBITIONS

In light of the foregoing, all Covered Persons, will be subject to the following prohibitions relating to investments in the Corporation’s securities and securities of other public issuers:

1.

If one has knowledge of a non-public material fact, non-public material information or a non-public material change related to the affairs of the Corporation or any public issuer involved in a transaction with the Corporation, no purchase or sale may be made until the end of the second trading day after which the information has been generally disclosed to the public.

2.

Knowledge of a non-public material fact, information or change must not be conveyed to any other person for the purpose of assisting that person to buy or sell securities of a public issuer.  In addition, such information must be conveyed only by appropriate persons in compliance with the Disclosure and Confidentiality Policy.

3.	The practice of selling “short” securities of the Corporation at any time is not permitted.
4.

Hedging transactions involving the Corporation’s securities are not permitted except with the prior approval of the Corporate Governance and Nominating Committee of the Corporation’s Board of Directors.

5.	Trading is prohibited in the event that the Corporation has imposed a blackout period until the information is not non-public and the blackout period has expired.

Insider Trading and Reporting Policy	Perpetua Resources

For purposes of this Policy, public issuer includes any issuer, whether a corporation or otherwise, whose securities are traded in a public market, whether on a stock exchange or “over the counter”.

The above prohibitions and the insider reporting obligations provided below apply equally to the trading or exercising of options to acquire shares or other securities of the public issuer.

If you are unsure whether you may trade in a given circumstance, you should contact the Disclosure Committee to determine if the particular information is or is not material.  In exceptional circumstances, such as the imminent expiry of stock options, the Disclosure Committee may permit a broader class of persons to exercise options while in possession of material non-public information, including during a blackout period, provided that the securities acquired upon exercise of the options are not traded.

C.	BLACKOUTS

From time to time, management of the Corporation may impose blackouts prohibiting any person subject to the blackout from trading in the Corporation’s securities.  Blackouts will generally be imposed by management in connection with events or developments that are, or that may be, considered material and non-public.  Blackout notices may be selective, applying only to certain personnel aware of the information, or they may be imposed on a Corporation-wide basis.  To limit the distribution of material non-public information, the blackout notice will not generally identify the material non-public information that led to the blackout.  When such a blackout is imposed, all persons subject to the blackout are prohibited from trading the Corporation’s securities until notified by management that the blackout has expired.  In general, this will be at the end of the second trading day following the public disclosure of the information or when such information ceases to be material.

If a person holds incentive stock options that expire during a blackout period, the option will be subject to the Black Out Expiration Term as defined in the Corporation’s Evergreen Incentive Stock option plan as follows: “The Black Out Expiration Term will be a fixed period of time of ten (10) business days after lifting the black out period and will not be subject to the discretion of the Directors.  Should the Fixed Term of the Option Period expire immediately after a black out period self-imposed by the Company, the Black Out Expiration Term will be reduced by the number of days between the Fixed Term expiration date and the end of the black out period.”

For the avoidance of doubt, this Policy does not apply to the exercise of an employee stock option acquired pursuant to the Corporation’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Corporation withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.  This Policy also does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which the insider elects to have the Corporation withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

Insider Trading and Reporting Policy	Perpetua Resources

D.	INSIDER REPORTING OBLIGATIONS

For purposes of Canadian securities laws, a person or corporation who becomes an insider of the Corporation must file an insider report within 5 days of the date of becoming an insider.  In addition, an insider whose direct or indirect beneficial ownership of or control or direction over securities of the Corporation changes, must file an insider report of the change within 5 days of the date of the change. For purposes of U.S. securities laws, for insiders who intend to trade in the Corporation’s securities, filing reports may be on an even tighter timeline and insiders must adhere to the pre-clearance procedures described in Section E below.

Generally, Canadian securities laws define insiders as:

•	every director or officer of a public issuer;
•	every director or senior officer of an entity that is itself an insider or a subsidiary of an issuer;
•	any person that has:
(a)	beneficial ownership of, or control or direction over, directly or indirectly, or,
(b)	a combination of beneficial ownership of, and control or direction over, directly or indirectly,

securities of an issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities, excluding, for the purpose of the calculation of the percentage held, any securities held by the person as underwriter in the course of a distribution;

•	an issuer that has purchased, redeemed or otherwise acquired a security of its own issue, for so long as it continues to hold that security;
•	a person designated as an insider in an order made under section 3.2 of the British Columbia Securities Act; or
•	a person that is in a prescribed class of persons.

Generally, an “officer” under Canadian securities laws is:

•

the Chairman or Vice-Chairman of the Board of Directors, or a Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, Vice President, Secretary, Assistant Secretary, Treasurer, Assistant Treasurer or General Manager; and

•	an individual who is designated as an officer under a bylaw or similar authority of the registrant or issuer, or
•	an individual who performs functions similar to those normally performed by an individual referred to above.

Insider Trading and Reporting Policy	Perpetua Resources

Generally, for purposes of U.S. securities laws, each insider must file with the Securities and Exchange Commission (the “SEC”) and the Corporation’s records all reports required of the insider under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The reports must be completed accurately and filed on time (generally, for reports disclosing changes in ownership, within two business days).

U.S. securities laws refer to “insiders” as directors, officers as defined under Section 16(a) of the Exchange Act and any person directly or indirectly beneficially owning more than 10% of the Corporation’s common shares.

Generally, under Section 16(a) of the Exchange Act, an “officer” includes the Corporation’s principal executive officer/president, principal financial officer, principal accounting officer, (or if none, the controller), any vice-president of the Corporation in charge of a principal business unit, division or function (such as sales, administration or finance), and any other officer who performs a policy-making function, as determined from time to time by the Corporation’s Board of Directors.

A copy of the insider report is required to be filed electronically on SEDI. Filing insider reports is also required by Section 16(a) of the Exchange Act.

In addition, under U.S. securities laws, a person that is deemed to beneficially own more than 5% of the Corporation’s common shares may be required to file beneficial ownership reports with the U.S. Securities and Exchange Commission.  For this purpose, a person is normally deemed to beneficially own a security if he or she has the sole or shared power to vote or dispose of such security.  A person is also normally deemed to beneficially own any security that he or she has a right to acquire within the next 60 days, including, common shares issuable upon the exercise of warrants, stock options and other convertible securities that are presently exercisable or will be exercisable within the next 60 days.  Persons who hold significant positions in the Corporation’s securities, including stock options, warrants and other convertible securities, should consult with U.S. legal counsel as to any beneficial ownership reporting requirements.

It is each insider’s personal responsibility to ensure that all requisite insider trading and other reports are filed with the appropriate securities commissions within the required time limits.

E.	PRE-CLEARANCE OF TRADING IN U.S. SECURITIES OF THE CORPORATION

Because insiders of the Corporation are likely to obtain material non-public information on a regular basis, the Corporation requires all such persons to refrain from trading in its securities, even during a non-blackout period, without first pre-clearing all transactions in the securities of the Corporation. No insider of the Corporation may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any security of the Corporation at any time without first obtaining prior approval from the Compliance Officer (Jessica Largent). These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the

Insider Trading and Reporting Policy	Perpetua Resources

transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in the Corporation’s securities and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material non-public information about the Corporation and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has affected any non-exempt “opposite-way” transactions within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5.

The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

F.	INQUIRIES

If you have any questions regarding any of the provisions of this Policy, please contact the Disclosure Committee or the Compliance Officer.